Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Adviser Managed Trust:

We consent to the use of our report dated September 27, 2019, with respect to the financial statements of the Adviser Managed Trust, comprised of Tactical Offensive Equity Fund and the Tactical Offensive Fixed Income Fund, as of July 31, 2019, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Philadelphia, Pennsylvania
September 24, 2020